Exhibit 99.1

For Release: February 28, 2008	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
Friday, February 29, 2008 10:30 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-627-6580		wamplerwes@ntelos.com
International Dial in number: 719-325-4921
Confirmation Code: 7569843
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Fourth Quarter and the Year 2007

Operating Results

2007 Revenues Exceed Half-Billion, up 14% Over 2006

2007 Adjusted EBITDA of $203.0 million, up 18% Over 2006

2007 Wireless Adjusted EBITDA of $142.2 million, up 27% Over 2006

WAYNESBORO, VA – February 28, 2008 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its fourth quarter and year 2007.

Operating revenues for fourth quarter 2007 were $127.9 million. Operating income for the quarter was $18.8 million and net income for the fourth quarter 2007 was $4.3 million, or $0.10 per share. Operating revenues for the year 2007 were $500.4 million. Operating income and net income for the year 2007 were $100.2 million and $32.5 million, respectively.

Operating highlights for the year include:

•	Operating revenues for the year up 14% from 2006

•	Adjusted EBITDA (a non-GAAP measure) for the year up 18% from 2006

•	2007 operating income of $100.2 million, up 65% from 2006

•	Net income of $32.5 million for 2007 compared to a loss of $(7.2) million for 2006

•	Wireless net subscriber additions for the year 2007 up 28% over 2006

•	2007 Wireless adjusted EBITDA of $142.2 million, up 27% over 2006

•	New wholesale agreement with Sprint extended contract to July 2015; NTELOS launched EV-DO network upgrade

“Our results for the fourth quarter of 2007 provided a strong finish to a great year,” said James S. Quarforth, the Company’s Chief Executive Officer. “Net wireless subscriber additions for the fourth quarter were ahead of expectations giving us a good start into 2008 as we realize the full impact of these revenues. Adjusted EBITDA for the year finished up 18% from 2006, strengthening our cash position as we execute our aggressive EV-DO upgrade and network expansion plans for 2008.”

Business Developments

Cash Dividends: Today, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.21 per share to be paid on April 11, 2008 to stockholders of record on March 20, 2008. The current dividend rate of $0.84 annually represents a 40% increase over the initial dividend declared in March 2007.

EV-DO Upgrade Progress: To date, new switches required for the EV-DO upgrade have been installed, as has equipment at approximately 180 cell sites. Testing continues and the company is on schedule to have approximately 140 of these sites, covering four markets, completely upgraded and operational early in the second quarter of 2008. Incremental capital expenditures for the EV-DO upgrade were approximately $25 million for the year 2007 with $35 million projected for the year 2008. Total incremental capital expenditures for the EV-DO upgrade are estimated at approximately $65 million, as previously disclosed.

Operating Highlights

Operating revenues for the fourth quarter 2007 were $127.9 million, a 12% increase over fourth quarter 2006 operating revenues of $113.8 million. Operating revenues for the year 2007 were $500.4 million, 14% over operating revenues for last year of $440.1 million.

Wireless operating revenues for the fourth quarter of 2007 were $96.5 million compared to $83.9 million for the same period in 2006, an increase of 15%. Wireless subscribers were 406,795 at year-end, an 11% increase from 367,197 at year-end 2006. This growth, combined with a 4% increase in average revenue per handset/unit, or ARPU (a non-GAAP measure), from year-end 2006 to year-end 2007 resulted in a 16% increase in subscriber revenues between these periods. Total wholesale revenues were $24.4 million for the fourth quarter 2007 compared to $20.9 million for the same quarter last year, an increase of 16%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel which totaled $24.0 million and $20.7 million for these respective periods. Wireless operating revenues for the year 2007 were $377.8 million, a $55.4 million or 17% increase over the year 2006.

Wireline operating revenues were $31.2 million for the fourth quarter of 2007, a 5% increase over fourth quarter 2006 of $29.7 million. RLEC operating revenues were $15.4 million in the fourth quarter of 2007 compared to $15.5 million in fourth quarter 2006, a decrease of less than 1%. In the Competitive wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 12%, from $14.2 million in the fourth quarter of 2006 to $15.9 million in the fourth quarter 2007. Revenues from Competitive wireline strategic products, including local service, broadband, integrated access, transport and Metro Ethernet, grew $1.8 million, or 17%, for fourth quarter 2007 compared to fourth quarter 2006, partially offset by the loss of dial-up internet revenues and a reduction in carrier access revenues. For the year 2007, wireline operating revenues were $121.9 million, a 4% increase over last year.

Adjusted EBITDA for the fourth quarter 2007 was $49.6 million, with a margin of 39%. This amount represents an increase of 12% over fourth quarter 2006 adjusted EBITDA of $44.3 million. Adjusted EBITDA for the year of 2007 and 2006 was $203.0 million and $172.5 million, respectively, an increase of 18%.

Wireless adjusted EBITDA was $34.1 million for the fourth quarter of 2007, compared to $29.0 million for fourth quarter 2006, an increase of 18%. The adjusted EBITDA margin for wireless was 35.3% for fourth quarter 2007, up from 34.5% in the fourth quarter of 2006. Wireless adjusted EBITDA for the year 2007 was $142.2 million, a $30.1 million or 27% increase over the year 2006.

Wireline adjusted EBITDA was $16.7 million for the fourth quarter of 2007, slightly above the same quarter last year. Wireline adjusted EBITDA margin for the fourth quarter 2007 was 53%. For the year 2007, wireline adjusted EBITDA was $65.3 million compared to $65.0 million for 2006.

Business Segment Highlights

Wireless

•

NTELOS previously reported customer data in a press release dated January 24, 2008. Gross customer additions for the fourth quarters of 2007 and 2006 were 44,353 and 44,591, respectively. Gross customer additions of higher-value, under-contract, post pay subscribers were 21,031 in the fourth quarter of 2007. Net subscriber additions for the year 2007 were 39,598, with 10,375 added in the fourth quarter. Net additions for higher-value post pay subscribers in fourth quarter 2007 were 5,021, and 21,669 for the year 2007, nearly double the 11,241 post pay net additions for 2006. At December 31, 2007, post-pay subscribers represented 72% of total subscribers. The national rate plans continue to be the plans most preferred by customers, representing 60% of fourth quarter 2007 post pay gross subscriber additions. Total wireless monthly subscriber churn was 2.8% for the fourth quarter 2007, down from 3.0% in the third quarter of 2007, while post pay churn for the quarter was 1.9%. For the comparable years, total wireless monthly subscriber churn was 2.8% for 2007, a 35 basis point improvement from 3.2% in 2006. Wireless monthly subscriber churn for post pay customers improved 44 basis points to 1.8% for 2007, from 2.3% in 2006.

•

ARPU for fourth quarter 2007 was $55.94, 4% higher than ARPU of $53.64 for fourth quarter 2006. Post pay ARPU increased $2.07 from fourth quarter 2006 to $56.83, a 4% increase. The increase was attributable to continued growth in data services and data packages. Total data ARPU increased from $4.66 in third quarter 2007 to $6.24 in fourth quarter 2007. This increase is primarily attributable to a new prepay billing platform which enhances product offerings to customers and allows the company to separately identify certain data revenues previously bundled into blended ARPU. Beginning in the fourth quarter 2007, these revenues were reported in data ARPU.

•

Cost per Gross Addition (CPGA—a non-GAAP measure) was $356 in fourth quarter 2007 compared to $354 in fourth quarter 2006. For the year 2007, CPGA averaged $349, compared to the average for 2006 of $357. Cash Cost per Handset/Unit (CCPU—a non-GAAP measure), was $34.43 for fourth quarter 2007, up from $31.40 in the same quarter last year primarily due to increased customer retention costs. Total network cell sites were 1,023 at December 31, 2007 compared to 984 at December 31, 2006, an increase of 39.

Wireline

•

RLEC: Access lines at year-end 2007 were 43,538 compared to 45,281 at year-end 2006, a 4% decrease. This line loss is reflective of wireless substitution, elimination of certain internal company lines related to network grooming and a reduction in Centrex and second lines throughout the year. RLEC operating revenues for fourth quarter 2007 were down 1%, or approximately $0.1 million from fourth quarter 2006. RLEC adjusted EBITDA for fourth quarter 2007 was $11.0 million compared to $12.0 million for fourth quarter 2006, reflecting increased access and compensation expenses. RLEC adjusted EBITDA for the year 2007 was $44.4 million compared to $46.6 million for 2006.

•

Competitive Wireline: CLEC business local access lines at year-end 2007 were 49,065, a 5% increase over year-end 2006 of 46,781. Operating revenues for CLEC business local access lines increased 10%, from $4.1 million in fourth quarter 2006 to $4.6 million in fourth quarter 2007, reflecting a shift from analog lines to higher-ARPU integrated access and high-capacity connections. Revenue decline resulting from dial-up Internet subscriber losses was approximately $0.3 million for fourth quarter 2007 compared to fourth quarter 2006. Revenues from wireline strategic products, however, increased approximately $1.8 million, or 17%, to $12.5 million in fourth quarter 2007 from $10.7 million in fourth quarter 2006, due to customer growth. Broadband growth in the RLEC footprint continues to be especially strong, with customer penetration increasing to 37.6% at December 31, 2007 from 28.0% at December 31, 2006. Adjusted EBITDA for the Competitive wireline segment increased 25%, to $5.7 million in the fourth quarter 2007 from $4.5 million in the fourth quarter 2006. Competitive wireline adjusted EBITDA for the year 2007 was $20.9 million, $2.5 million or 13% over the $18.4 million for the year 2006.

Quarforth concluded, “Our performance for 2007 was marked by significant and steady growth in customers, operating revenues and adjusted EBITDA and strengthened liquidity. We enter 2008 poised for continued growth.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

The company updated guidance for interest expense to reflect the recent lowering of interest rates. This change, with the associated changes to net income and income taxes is detailed in the “Business Outlook for the Year 2008” exhibit to this press release. NTELOS reaffirmed all remaining guidance for 2008, including consolidated revenues projected to be between $531 million and $540 million and 2008 adjusted EBITDA projected to be between $216 million and $221 million.

Note: The Company has entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, it is expected that revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. For 2007, the 12-month impact of the changed terms of this agreement would have resulted in a reduction to wireless revenues and wireless cost of sales of approximately $11.2 million. Based on average subscribers for 2007 of 388,788, the 12 month impact to total 2007 ARPU and CCPU would have been a reduction of approximately $2.40.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain on sale of investment, advisory termination fees, other income, minority interests, non-cash compensation charges and secondary offering costs.

ARPU, or average monthly revenues per handset/unit in service, is computed by dividing service revenues per period by the weighted average number of handsets in service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per handset/unit, is computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs,

CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income (Loss) to Operating Income

•	Reconciliation of Operating Income (Loss) to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2008

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$53,467	$44,180
Accounts receivable, net	45,543	38,396
Inventories and supplies	7,693	5,471
Other receivables	4,184	3,777
Income tax receivable	11,753	—
Prepaid expenses and other	7,944	6,562

	130,584	98,386

Interest rate swap	347	3,874
Securities and investments	523	294

Property, plant and equipment	596,210	489,811
Less accumulated depreciation	193,306	113,039

	402,904	376,772

Other Assets
Goodwill	127,637	151,976
Franchise rights	32,000	32,000
Other intangibles, net	85,901	99,379
Radio spectrum licenses in service	114,180	114,102
Radio spectrum licenses not in service	19,641	19,594
Deferred charges and other assets	4,771	4,470

	384,130	421,521

Total Assets	$918,488	$900,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,751	$13,152
Accounts payable	31,525	25,209
Dividends payable	8,833	—
Advance billings and customer deposits	17,809	16,709
Accrued payroll	12,929	10,021
Accrued interest	70	305
Deferred revenue	622	683
Accrued operating taxes	3,067	3,584
Other accrued liabilities	3,214	3,749

	84,820	73,412

Long-Term Liabilities
Long-term debt	607,455	613,371
Other long-term liabilities	54,445	61,842

	661,900	675,213

Minority Interests	428	457

Stockholders’ Equity	171,340	151,765

Total Liabilities and Stockholders’ Equity	$918,488	$900,847

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share data)

	Three months ended:		Year ended:
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating Revenues	$127,918	$113,846	$500,394	$440,076

Operating Expenses [1]
Cost of sales and services (exclusive of items shown separately below) (inclusive of non-cash compensation expense of $105 and $403 for the three months and year ended December 31, 2007, respectively, and $91 and $1,087 for the three months and year ended December 31, 2006, respectively)	42,104	38,154	161,344	146,429

Customer operations (inclusive of non-cash compensation expense of $146 and $603 for the three months and year ended December 31, 2007, respectively, and $138 and $1,448 for the three months and year ended December 31, 2006, respectively)	29,767	26,061	108,848	99,998

Corporate operations (inclusive of non-cash compensation expense of $868 and $3,322 for the three months and year ended December 31, 2007, respectively, and $703 and $10,702 for the three months and year ended December 31, 2006, respectively)	7,579	6,225	32,090	34,398

Depreciation and amortization [2]	29,520	21,160	97,061	84,921

Accretion of asset retirement obligations	196	152	818	816

Termination of advisory agreements [1]	—	—	—	12,941

	109,166	91,752	400,161	379,503

Operating Income	18,752	22,094	100,233	60,573

Other Income (Expenses)
Interest expense	(10,300)	(10,961)	(43,021)	(59,850)
Loss on interest rate swap agreement	(879)	(389)	(3,527)	(246)
Gain on sale of investment	—	—	—	1,723
Other income	806	296	3,146	2,833

	8,379	11,040	56,831	5,033

Income tax expense	4,051	4,882	24,411	12,190

	4,328	6,158	32,420	(7,157)

Minority interests in losses (earnings) of subsidiaries	(6)	(3)	33	(28)

Net Income (Loss)	4,322	6,155	32,453	(7,185)

Dividend distribution preference on Class B Shares	—	—	—	(30,000)

Income (Loss) applicable to common shares	$4,322	$6,155	$32,453	$(37,185)

Basic and Diluted Earnings (Loss) per Common Share:
Income (loss) per share - basic	$0.10	$0.15	$0.78	$(0.95)
Income (loss) per share - diluted	$0.10	$0.15	$0.77	$(0.95)

Average shares outstanding - basic [3]	41,661	41,160	41,487	39,231
Average shares outstanding - diluted [3]	42,377	42,170	42,315	39,231

Cash dividends declared per share - common stock	$0.21	$—	$0.51	$—

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $1.1 million and $4.3 million for the three months and year ended December 31, 2007, respectively, and $0.9 million and $13.2 million for the three months and year ended December 31, 2006, respectively. Also includes $0.5 million of fees in the first quarter of 2006 paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]

Depreciation expense for the period August 1, 2007 to December 31, 2007 includes $15.9 million of accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EVDO upgrade.

[3]

Earnings (Loss) per share and average weighted shares outstanding have been adjusted for all periods in 2006 to reflect the conversion of Class A and Class L common shares to Class B common shares as of the initial public offering based on a 2.15 conversion ratio. All Class B common shares were converted to common shares by December 31, 2006.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:		Year Ended:
	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007
Operating Revenues
Wireless PCS Operations	$83,933	$96,524	$322,329	$377,761
Subscriber Revenues	57,612	66,544	223,563	259,338
Wholesale/Roaming Revenues, net	20,939	24,386	77,747	95,976
Equipment Revenues	5,150	5,305	20,143	21,321
Other Revenues	232	289	876	1,126

Wireline Operations
RLEC	15,493	15,355	60,767	61,458
Competitive Wireline	14,216	15,878	56,158	60,467

Wireline Total	29,709	31,233	116,925	121,925

Other	204	161	822	708

	$113,846	$127,918	$440,076	$500,394

Operating Expenses

(before depreciation & amortization, accretion of asset retirement obligations, asset write-down and impairment charges, gain on sale of assets, termination of advisory agreements, non-cash compensation and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$54,958	$62,425	$210,287	$235,575
Cost of Sales and Services
Cost of Sales - Equipment	7,081	7,478	28,080	28,891
Cost of Sales - Access & Other	10,821	12,702	40,333	48,379
Maintenance and Support	11,021	11,930	41,584	45,360
Customer Operations	22,109	24,974	83,380	91,637
Corporate Operations	3,926	5,341	16,910	21,308

Wireline Operations
RLEC	3,534	4,353	14,155	17,033
Competitive Wireline	9,678	10,227	37,723	39,561

Wireline Total	13,212	14,580	51,878	56,594

Other [1]	1,338	1,326	5,423	5,215

	$69,508	$78,331	$267,588	$297,384

Adjusted EBITDA (a non-GAAP Measure) [2]
Wireless PCS Operations	$28,975	$34,099	$112,042	$142,186

Wireline Operations
RLEC	11,959	11,002	46,612	44,425
Competitive Wireline	4,538	5,651	18,435	20,906

Wireline Total	16,497	16,653	65,047	65,331

Other [1]	(1,134)	(1,165)	(4,601)	(4,507)

	$44,338	$49,587	$172,488	$203,010

Capital Expenditures
Wireless PCS Operations	$13,829	$46,170	$59,409	$77,640

Wireline Operations
RLEC	1,567	2,577	8,862	9,318
Competitive Wireline	2,708	3,738	12,103	15,314

Wireline Total	4,275	6,315	20,965	24,632

Other	1,869	1,820	6,233	7,332

	$19,973	$54,305	$86,607	$109,604

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$15,146	$(12,071)	$52,633	$64,546

Wireline Operations
RLEC	10,392	8,425	37,750	35,107
Competitive Wireline	1,830	1,913	6,332	5,592

Wireline Total	12,222	10,338	44,082	40,699

Other	(3,003)	(2,985)	(10,834)	(11,839)

	$24,365	$(4,718)	$85,881	$93,406

[1]

Other Operations expense includes $0.5 million in first quarter 2006 of fees paid under advisory agreements with CVC Management LLC and Quadrangle Advisors LLC whereby they provided advisory and other services to the Company for an annual advisory fee of $2.0 million. These advisory agreements were terminated in February 2006 for a termination fee of $12.9 million. See NTELOS Holdings Corp. Form 10-K for the year ended December 31, 2006 for further details.

[2]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income (Loss) to Operating Income

(dollars in thousands)

	Three Months Ended:		Year Ended:
	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007
Net income (loss)	$6,155	$4,322	$(7,185)	$32,453
Interest expense	10,961	10,300	59,850	43,021
Loss on interest rate swap agreement	389	879	246	3,527
Income taxes	4,882	4,051	12,190	24,411
Minority interest	3	6	28	(33)
Other income	(296)	(806)	(4,556)	(3,146)

Operating income	$22,094	$18,752	$60,573	$100,233

Wireless	$14,336	$11,395	$52,799	$71,398
Wireline	9,838	9,681	38,841	38,346
Other	(2,080)	(2,324)	(31,067)	(9,511)

Operating income	$22,094	$18,752	$60,573	$100,233

NTELOS Holding Corp.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(dollars in thousands)

	2006					2007
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended December 31
Operating Income	$14,336	$8,397	$1,441	$(2,080)	$22,094	$11,395	$7,389	$2,292	$(2,324)	$18,752
Depreciation and amortization	14,464	3,559	3,090	47	21,160	22,530	3,610	3,345	35	29,520

Sub-total:	28,800	11,956	4,531	(2,033)	43,254	33,925	10,999	5,637	(2,289)	48,272

Accretion of asset retirement obligations	175	3	7	(33)	152	174	3	14	5	196
Non-cash compensation - A shares	—	—	—	932	932	—	—	—	1,119	1,119

Adjusted EBITDA	$28,975	$11,959	$4,538	$(1,134)	$44,338	$34,099	$11,002	$5,651	$(1,165)	$49,587

Adjusted EBITDA Margin	34.5%	77.2%	31.9%	N/M	38.9%	35.3%	71.7%	35.6%	N/M	38.8%
For The Year Ended December 31
Operating Income	$52,799	$32,243	$6,598	$(31,067)	$60,573	$71,398	$30,249	$8,097	$(9,511)	$100,233
Depreciation and amortization	58,453	14,356	11,800	312	84,921	70,052	14,160	12,754	95	97,061

Sub-total:	111,252	46,599	18,398	(30,755)	145,494	141,450	44,409	20,851	(9,416)	197,294

Accretion of asset retirement obligations	790	13	37	(24)	816	736	16	55	11	818
Advisory Fees	—	—	—	12,941	12,941	—	—	—	—	—
Secondary offering costs	—	—	—	—	—	—	—	—	570	570
Non-cash compensation - A shares	—	—	—	13,237	13,237	—	—	—	4,328	4,328

Adjusted EBITDA	$112,042	$46,612	$18,435	$(4,601)	$172,488	$142,186	$44,425	$20,906	$(4,507)	$203,010

Adjusted EBITDA Margin	34.8%	76.7%	32.8%	N/M	39.2%	37.6%	72.3%	34.6%	N/M	40.6%

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	12/31/2006	3/31/2007	6/30/2007	9/30/2007	12/31/2007
Wireless Subscribers	367,197	383,143	391,195	396,420	406,795
RLEC Access Lines	45,281	45,054	44,697	44,224	43,538
CLEC Access Lines [1]	46,781	47,381	48,095	48,615	49,065
RLEC Broadband Customers [2]	9,000	9,833	10,571	11,194	11,680
Total Broadband Connections [2]	17,177	18,066	18,784	19,510	20,172
Dial-Up Internet Subscribers	27,628	26,322	24,795	23,048	21,795
Long Distance Subscribers	45,237	46,531	47,929	48,260	48,367

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

	Quarter Ended:					Year Ended:
	12/31/2006	3/31/2007	6/30/2007	9/30/2007	12/31/2007	12/31/2006	12/31/2007
Total Wireless Subscribers
Beginning Subscribers	357,424	367,197	383,143	391,195	396,420	336,306	367,197
Prepay	94,771	98,846	109,689	110,506	110,285	80,023	98,846
Postpay	262,653	268,351	273,454	280,689	286,135	256,283	268,351

Gross Additions	44,591	47,579	38,937	40,788	44,353	164,375	171,657
Prepay	22,116	27,476	18,277	19,557	23,322	82,232	88,632
Postpay	22,475	20,103	20,660	21,231	21,031	82,143	83,025

Disconnections	34,818	31,633	30,885	35,563	33,978	133,484	132,059
Prepay	17,797	16,315	17,164	19,256	17,968	62,582	70,703
Postpay	17,021	15,318	13,721	16,307	16,010	70,902	61,356

Net Additions	9,773	15,946	8,052	5,225	10,375	30,891	39,598
Prepay	4,319	11,161	1,113	301	5,354	19,650	17,929
Postpay	5,454	4,785	6,939	4,924	5,021	11,241	21,669

Ending Subscribers	367,197	383,143	391,195	396,420	406,795	367,197	406,795
Prepay	98,846	109,689	110,506	110,285	115,068	98,846	115,068
Postpay	268,351	273,454	280,689	286,135	291,727	268,351	291,727

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three Months Ended:		Year ended:
	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007
Average Subscribers (weighted monthly)	360,526	399,573	350,235	388,778

Gross Subscriber Revenues ($000)	$58,012	$67,054	$225,218	$261,151
Revenue Accruals & Deferrals	(348)	(458)	(1,575)	(1,626)
Eliminations & Other Adjustments	(52)	(52)	(80)	(187)

Net Subscriber Revenues ($000)	$57,612	$66,544	$223,563	$259,338

Average Monthly Revenue per Handset/Unit (ARPU) [1]	$53.64	$55.94	$53.59	$55.98

Average Monthly Revenue per Postpay Handset/Unit (ARPU) [1]	$54.76	$56.83	$54.84	$56.60

Average Monthly Data Revenue per Subscriber (ARPU) [1]
Average Monthly Data Revenue per Handset/Unit (ARPU) [1]	$2.89	$6.24	$2.71	$4.67

Average Monthly Data Revenue per Post Pay Subscriber (ARPU) [1]
Average Monthly Data Revenue per Postpay Handset/Unit (ARPU) [1]	$3.36	$5.68	$3.12	$4.99

Cost of Acquisition per Gross Addition [2]
Cost of Acquisition per Gross Addition (CPGA) [2]	$354	$356	$357	$349

Monthly Cash Cost per Handset/Unit (CCPU)[3]	$31.40	$34.43	$31.25	$33.02

Strategic Network Alliance Revenues ($000)
Home Voice	10,980	$12,998	$41,672	$50,623
Travel Voice	5,704	4,209	23,041	18,768

Total Voice	16,684	17,207	64,713	69,391

Home Data	NA	2,647	NA	NA
Travel Data	NA	2,587	NA	NA

Total Data	3,973	5,234	12,017	22,032

Revenue Minimum Adjustment	—	1,603	—	3,359

Total	$20,657	$24,044	$76,730	$94,782

Monthly Postpay Subscriber Churn	2.2%	1.9%	2.3%	1.8%

Monthly Blended Subscriber Churn	3.2%	2.8%	3.2%	2.8%

Total Cell Sites (Period Ending)	984	1,023	984	1,023
Cell Sites under the Strategic Network Alliance Agreement (Period Ending; Sub-set of Total Cell Sites above)	595	604	595	604

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

12

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Year Ended:
	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Operating Revenues	$113,846	$127,918	$440,076	$500,394
Less: Wireline and other operating revenue	(29,913)	(31,394)	(117,747)	(122,633)

Wireless communications revenue	83,933	96,524	322,329	377,761
Less: Equipment revenue from sales to new customers	(3,677)	(3,257)	(15,063)	(13,797)
Less: Equipment revenue from sales to existing customers	(1,472)	(2,048)	(5,079)	(7,524)
Less: Wholesale revenue	(20,939)	(24,386)	(77,747)	(95,976)
Plus: Other revenues, eliminations and adjustments	167	221	778	687

Wireless gross subscriber revenue	$58,012	$67,054	$225,218	$261,151

Less: Paid in advance subscriber revenue	(14,263)	(17,690)	(52,648)	(70,471)
Less: adjustments	(303)	(294)	(1,124)	(765)

Wireless gross postpay subscriber revenue	$43,446	$49,070	$171,446	$189,915

Average subscribers	360,526	399,573	350,235	388,778

Total ARPU	$53.64	$55.94	$53.59	$55.98

Average postpay subscribers	264,460	287,814	260,530	279,620

Postpay ARPU	$54.76	$56.83	$54.84	$56.60

Wireless gross subscriber revenue	$58,012	$67,054	$225,218	$261,151
Less: Wireless voice and other feature revenue	(54,890)	(59,577)	(213,824)	(239,385)

Wireless data revenue	$3,122	$7,477	$11,394	$21,766

Average subscribers	360,526	399,573	350,235	388,778

Total Data ARPU	$2.89	$6.24	$2.71	$4.67

Wireless gross postpay subscriber revenue	$43,446	$49,070	$171,446	$189,915
Less: Wireless postpay voice and other feature revenue	(40,777)	(44,164)	(161,687)	(173,161)

Wireless postpay data revenue	$2,669	$4,906	$9,759	$16,754

Average postpay subscribers	264,460	287,814	260,530	279,620

Postpay data ARPU	$3.36	$5.68	$3.12	$4.99

[1]

Average monthly revenues per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three Months Ended:		Year Ended:
	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of sales and services	$38,154	$42,104	$146,429	$161,344
Less: Maintenance and support*	(20,252)	(21,924)	(78,016)	(84,072)

Cost of wireless sales**	17,902	20,180	68,413	77,272
Less: access, roaming, and other cost of sales	(10,820)	(12,702)	(40,332)	(48,380)

Merchandise cost of sales	$7,082	$7,478	$28,081	$28,892

Total customer operations	$26,061	$29,767	$99,998	$108,848
Less Wireline and other segment expenses	(3,954)	(4,392)	(16,619)	(16,809)
Less: Wireless customer care, billing, bad debt and other expenses	(9,665)	(13,722)	(37,611)	(46,890)

Sales and marketing	$12,442	$11,653	$45,768	$45,149

Merchandise cost of sales	$7,082	$7,478	$28,081	$28,892
Sales and marketing	12,442	11,653	45,768	45,149
Less: Merchandise sales	(3,743)	(3,355)	(15,198)	(14,100)

Total CPGA costs	$15,781	$15,776	$58,651	$59,941

Gross subscriber additions	44,591	44,353	164,375	171,657

CPGA	$354	$356	$357	$349

Cash Cost per Handset/Unit (CCPU) [3]
(dollars in thousands except for subscribers and CCPU)

Cost of Sales and services	$38,154	$42,104	$146,429	$161,344
Less Cost of wireless sales**	(17,902)	(20,180)	(68,413)	(77,272)

Maintenance and support*	$20,252	$21,924	$78,016	$84,072
Less Wireline and other segment expenses	(9,231)	(9,994)	(36,432)	(38,712)

Wireless maintenance and support	$11,021	$11,930	$41,584	$45,360

Corporate operations	$6,225	$7,579	$34,398	$32,090
Less Wireline, other segment, and corporate expenses	(2,298)	(2,610)	(17,487)	(11,155)

Wireless corporate operations	$3,927	$4,969	$16,911	$20,935

Wireless maintenance and support	$11,021	$11,930	$41,584	$45,360
Wireless corporate operations	3,927	4,969	16,911	20,935
Wireless customer care, billing, bad debt and other expenses	9,665	13,722	37,611	46,890
Wireless access, roaming, and other cost of sales	10,820	12,702	40,332	48,380
Equipment revenue from sales to existing customers	(1,472)	(2,048)	(5,079)	(7,524)

Total CCPU costs	$33,961	$41,275	$131,359	$154,041

Average subscribers	360,526	399,573	350,235	388,778

CCPU	$31.40	$34.43	$31.25	$33.02

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per handset/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

*

Maintenance and support expenses, include costs related to specific property, plant and equipment, as well as indirect costs such as engineering and general administration of property, plant and equipment; leased facility expenses for connection to other carriers, cell sites and switch locations;

**

Cost of wireless sales includes digital PCS handset equipment costs which, in keeping with industry practice, are sold to customers at a price below cost, and usage-based access charges, including long distance, roaming charges, and other direct costs incurred in accessing other telecommunications providers’ networks in order to provide wireless services to NTELOS end-use customers.

NTELOS Holdings Corp.

Business Outlook for the Year 2008 1 (as of February 28, 2008)

(Dollars in millions, except for metrics)

	Twelve Months 2008
Operating Revenues - Guidance
Wireless [2]	$409.0	to	$415.0
Wireline	121.0	to	124.0
Other	1.0		1.0

	$531.0	to	$540.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance
Net Income	$35.0	to	$41.0
Interest expense	34.0	to	34.0
Income tax expense [3]	24.0	to	27.0
Other income	(1.0)		(1.0)

Operating Income	92.0	to	101.0

Depreciation and amortization	119.5	to	115.5
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	3.5		3.5

Adjusted EBITDA	$216.0	to	$221.0

Wireless	$158.0	to	$161.0
Wireline	63.0	to	65.0
Other	(5.0)		(5.0)

Adjusted EBITDA	$216.0	to	$221.0

Capital Expenditures
Wireless	$84	to	$82
Wireline	28	to	27
Other	9		9

Total Capital Expenditures	$121	to	$118

Wireless Metrics
Net subscriber additions	Greater than 30,000
Blended ARPU [2]	Greater than $55
Post pay Churn	Approximately 1.8%
Blended Churn	Approximately 2.8%
Cost per Gross Acquisition (CPGA)	$355	to	$365
Cash Cost per Handset/Unit (CCPU) [2]	Approximately $33

Wireline Metrics
RLEC Line Loss	4%	to	7%
Competitive Wireline revenue growth	Approximately 5%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]

The Company has entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, it is expected that revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. For 2007, the 12-month impact of the changed terms of this agreement would have resulted in a reduction to wireless revenues and wireless cost of sales of approximately $11.2 million. Based on average subscribers for 2007 of 388,788, the 12 month impact to total 2007 ARPU and CCPU would have been a reduction of approximately $2.40. Historical periods will not be restated.

[3]	Current cash income tax is expected to be between $13 million and $17 million, reflecting the benefit of bonus depreciation provided for by the recently enacted economic stimulus package HR 5140.